Exhibit 1.2
DEALER MANAGER AGREEMENT
December 23, 2008
TimberWest Forest Corp.
2300-1055 West Georgia Street
Vancouver, British Columbia V6E 3P3
Attention:	Paul J. McElligott President and Chief Executive Officer

Genuity Capital Markets, BMO Nesbitt Burns Inc. and Raymond James Ltd. (collectively, the “Dealer Managers”, “we” and other pronouns indicating the Dealer Managers) understand that TimberWest Forest Corp. (“TimberWest” or the “Company”) intends to issue transferable and divisible rights (the “Rights”) to holders (“Unitholders”) of its Stapled Units of record as at the close of business on January 7, 2008 (the “Record Date”) to acquire 9% extendible convertible debentures of the Company (the “Debentures”), to raise proceeds of $50,000,000 to be used, together with the proceeds from the transactions contemplated by the Investment Agreement, for repayment of a portion of Senior Indebtedness and for general corporate purposes. Each Unitholder of record at the close of business on the Record Date will receive one Right for each Stapled Unit held. Every 155.53088 Rights held will entitle the holder (provided that such holder is resident in an Eligible Jurisdiction, and is not an Ineligible U.S. Holder, or is an Approved Eligible Holder, each as defined in the Preliminary Prospectus and Prospectus), to acquire one Debenture (the “Basic Subscription Privilege”) at a Subscription Price of $100 per Debenture (the “Subscription Price”) on or prior to 4:30 p.m. (Vancouver time) (the “Expiry Time”) on February 9, 2009 (the “Expiry Date”). Each Debenture will be convertible in whole or in part from time to time into a number of Stapled Units at the option of the holder as further described in the Debenture Indenture.
Holders who exercise in full the Basic Subscription Privilege for their Rights are also entitled to subscribe for additional Debentures, if available, on a pro rata basis, prior to the Expiry Time on the Expiry Date at a price equal to the Subscription Price for each such additional Debenture. The number of Debentures available for all additional subscriptions will be that number equal to the total number of Debentures not otherwise subscribed for pursuant to the Basic Subscription Privilege at the Expiry Time on the Expiry Date. Subscriptions for such additional Debentures will be received subject to allotment as described in the Prospectus (as defined below).
On December 15, 2008, the Company filed the Preliminary Prospectus in each of the Canadian Eligible Jurisdictions (as defined below) and has obtained a receipt from the British Columbia Securities Commission for the Preliminary Prospectus pursuant to NI 11-202. We also understand that the Company will (i) prepare, with the full participation of the Dealer Managers, and file the Canadian Prospectus (as defined below) in each of the Canadian Eligible Jurisdictions and all other documents necessary to qualify the distribution of the Securities in each of the Canadian Eligible Jurisdictions; and (ii) prepare and file the U.S. Prospectus (as defined below) with the United States Securities and Exchange Commission (the “SEC”).
The agreement resulting from your acceptance of this letter (herein referred to as the “Agreement”) shall be subject to the following terms and conditions:

1.	Definitions.

In this Agreement, the following terms have the following meanings:
“affiliates” has the meaning ascribed thereto in the Business Corporations Act (British Columbia), as amended;
“Basic Subscription Privilege” has the meaning set forth on the first page of this Agreement;
“Business Day” means any day, other than a Saturday or a Sunday upon which banks are open for business in the cities of Toronto and Vancouver;
“Canadian Prospectus Amendment” means the English and French language versions (unless the context indicates otherwise) of any amendment to the Canadian Prospectus;
“Canadian Prospectus” means the English and French language versions (unless the context indicates otherwise) of the (final) short form prospectus to be filed by the Company with the Provincial Securities Commissions, including the documents incorporated by reference therein, in connection with the distribution in the Canadian Eligible Jurisdictions of the Securities;
“Canadian Eligible Jurisdictions” means the Eligible Jurisdictions in Canada;
“Canadian Securities Laws” means all applicable securities laws in each of the Canadian Eligible Jurisdictions and the respective regulations and rules under such laws together with applicable published Policy statements of the Canadian Securities Administrators and the securities regulatory authorities in the Canadian Eligible Jurisdictions and the rules, by-laws and policies of the TSX;
“Claim” means any claim or liability of any nature whatsoever, including any demand, obligation, liability, debt, cause of action, suit, proceeding, judgment, award, assessment or reassessment;
“Closing Date” means February 11, 2009 or such other date as the Company and the Dealer Managers may agree upon in writing;
“Closing Time” means 8:30 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the Company and the Dealer Managers may agree;
“Common Shares” means the common shares, without par value, of the Company;
“Credit Agreement” means the credit agreement dated September 25, 2007 by and among the Senior Lenders, the Company and certain other Persons;
“Credit Amendments” shall have the meaning ascribed thereto in the Prospectus;
“Dealer Managers” has the meaning set forth on the first page of this Agreement;
“Debenture” has the meaning ascribed to such term in the Debenture Indenture;

“Debenture Indenture” means the indenture to be dated as of the Closing Date between TimberWest and Valiant Trust Company, as trustee, pursuant to which the Debentures to be issued upon exercise of the Rights shall be issued;
“Debenture Stapled Units” means the Stapled Units to be issued upon conversion of the Debentures in accordance with their terms;
“distribution” means “distribution” or “distribution to the public” which terms have the meanings attributed thereto under applicable Canadian Securities Laws;
“Eligible Jurisdictions” means each of the Provinces of Canada and each of the States of the United States of America (including its territories and possessions and the District of Columbia);
“Eligible U.S. Institution” has the meaning set forth in Schedule “A” hereto;
“Encumbrance” means any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement, hypothec, levy, execution, seizure, attachment, garnishment, trust or deemed trust or other claim in respect of property of any nature or kind whatsoever howsoever arising (whether consensual, statutory or arising by operation of law or otherwise) and includes arrangements known as sale and lease-back, sale and buy-back and sale with an option to buy-back;
“Environment” means the natural environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, and any other environmental medium or natural resource;
“Environmental Laws” means all applicable Laws relating to pollution, contamination or the protection or preservation of the Environment or to the generation, production, installation, use, storage, disposal, treatment, transportation, remediation, import, export, Release or threatened Release of Hazardous Substances;
“Expiry Date” has the meaning set forth on the first page of this Agreement;
“Expiry Time” has the meaning set forth on the first page of this Agreement;
“First Nations”, including references to First Nations groups, means any Indian band, first nation or aboriginal group, tribal council, band council or other aboriginal organization in Canada;
“First Nations Claims” means any and all Claims (whether or not proven) by any Person to or in respect of:
(a)	First Nations rights, title or interests;

(b)	treaty rights;

(c)	Métis rights, title or interests; or

(d)	specific claims referred to the Indian Claims Commission of Canada;

and includes any alleged or proven failure of the Crown to satisfy any of its duties or obligations to any claimant of any of the foregoing, including without limitation the Crown’s duty to consult, share information with, accommodate or receive consent from any First Nations group, whether such failure is in respect of matters before, on or after the Closing Date;
“Governmental Entity” means any (i) multinational, federal, provincial, territorial, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;
“Green Sheet” means the confidential information memorandum prepared by the Dealer Managers for internal use summarizing the Offering;
“GSAs” means the general security agreements to be executed and delivered to the Standby Purchaser by the Company and the Material Subsidiaries pursuant to the Investment Agreement;
“Hazardous Substances” means any waste or other substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, explosive, toxic, a pollutant, waste, or contaminant under or pursuant to any applicable Environment Laws, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials;
“Information Agent” means Laurel Hill Advisory Group Company, in its capacity as information agent for the Offering;
“Initial Maturity Date” shall have the meaning ascribed thereto in the Prospectus;
“Investment Agreement” means the investment agreement dated December 12, 2008 between the Company and the Standby Purchaser providing for, among other things, (i) the subscription by the Standby Purchaser for $100 million principal amount of Private Debentures and (ii) the agreement of the Standby Purchaser to purchase an additional amount of Private Debentures equal to the aggregate principal amount of the Debentures not subscribed for under the Offering;
“Laws” means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, instruments, policies, guidelines, and general principles of common law and equity, binding on or affecting the Person referred to in the context in which the word is used;
“Material Adverse Change” means any change, development, event or occurrence with respect to the business, condition (financial or otherwise), properties, assets, liabilities, operations or results of operations of TimberWest and its subsidiaries, on a consolidated basis, that is, or would reasonably be expected to be, material and adverse to TimberWest and its subsidiaries, on a consolidated basis;
“material change”, “material fact” and “Misrepresentation” have the respective meanings ascribed thereto in section (1) of the Securities Act;

“Material Subsidiaries” means each of TimberWest Holdings Ltd., TimberWest Forest Company, a British Columbia general partnership; TimberWest Forest I Limited; TimberWest Forest II Limited; TimberWest Forest III Limited; TimberWest Forest IV Limited; and Pacific Forest Products Limited;
“NI 11-202” means National Policy 11-202 — Process for Prospectus Reviews in Multiple Jurisdictions of the Canadian Securities Administrators;
“Note Indenture” means the subordinate note indenture dated as of September 30, 1998, as amended between TimberWest and Valiant Trust Company;
“Offering” means the offering of Rights by the Company pursuant to the Prospectus;
“Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, trust, estate, custodian, trustee, executor, administrator, nominee or other entity or organization, including a Governmental Entity or political subdivision or an agency or instrumentality thereof;
“Permits” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Entity including, without limitation, as may be issued, granted, conferred or required by any Governmental Entity pursuant to any Environmental Laws;
“Permitted Encumbrance” means Encumbrances securing the Senior Indebtedness and such other Encumbrances as may be agreed in the GSAs;
“Preferred Shares” means the preferred shares, par value $0.024456 per share, of the Company;
“Preliminary Prospectus” means the English and French language versions (unless the context indicates otherwise) of the preliminary short form prospectus filed by TimberWest on December 15, 2008 with the Provincial Securities Commissions in connection with the Offering and the distribution of the Securities;
“Private Debentures” means the 9% convertible debentures of the Company to be purchased by the Standby Purchaser pursuant to the Investment Agreement;
“Private Timberlands” means all the fee simple land owned by the Company or any Material Subsidiary, as applicable, as such fee simple land is defined as “private managed forest land” pursuant to the Private Managed Forest Land Act (British Columbia) and Regulations, together with any related roads, infrastructure, permits, contracts and other agreements, in each case relating to the harvesting of timber from such fee simple lands;
“Prospectus” means, collectively, the Canadian Prospectus, the U.S. Prospectus and any Prospectus Amendment including, in each case, where the context so permits, all documents incorporated by reference therein;
“Prospectus Amendment” means, collectively, any Canadian Prospectus Amendment and any U.S. Prospectus Amendment;

“Provincial Securities Commissions” means the securities commissions or other securities regulatory authorities in the Canadian Eligible Jurisdictions;
“Public Documents” means (i) the annual information form for TimberWest dated March 5, 2008 for the year ended December 31, 2007; (ii) management’s discussion and analysis for TimberWest filed on SEDAR on February 28, 2008 for the year ended December 31, 2007; (iii) the audited consolidated financial statements of TimberWest as at and for the year ended December 31, 2007, together with the auditors’ reports thereon; (iv) the interim consolidated financial statements of TimberWest as at and for the three and nine months ended September 30, 2008; (v) management’s discussion and analysis for TimberWest for the three and nine months ended September 30, 2008; (vi) management proxy circular dated February 29, 2008 in connection with TimberWest’s April 30, 2008 annual and special meeting; (vii) management proxy circular dated November 21, 2008 in connection with TimberWest’s special meeting of unitholders; (viii) all material change reports filed by TimberWest since December 31, 2007; and (ix) every other document which is incorporated by reference in the Prospectus;
“Public Registries” means all public registries, including the Land Title Office, the Personal Property Security Registry and the Office of the Registrar of Companies in the Province of British Columbia;
“Release” means any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the Environment;
“Record Date” has the meaning set forth on the first page of this Agreement;
“Registration Statement” has the meaning set forth in Section 5(c);
“Rights” has the meaning set forth on the first page of this Agreement;
“Rights Agency Agreement” means the rights agency and custodial agreement to be entered into by and between the Rights Agent and the Company;
“Rights Agent” means Valiant Trust Company, as agent under the Rights Agency Agreement;
“SEC” has the meaning set forth on the first page of this Agreement;
“Securities” means, collectively, the Rights and the Debentures issuable upon exercise of the Rights;
“Securities Act” means the Securities Act (British Columbia), as amended;
“Securities Laws” means, collectively, Canadian Securities Laws and U.S. Securities Laws;
“Senior Indebtedness” means, at any particular time, the aggregate of:

(a)	all outstanding borrowing by the Company under the Credit Agreement, (including the face amount of bankers’ acceptances and the undrawn amount of letters of credit or guarantee);

(b)	all interest (including interest on overdue interest) owing by the Company to any of the Senior Lenders under the Credit Agreement including outstanding stamping or acceptance fees and discounts in respect of bankers’ acceptances;

(c)	all other fees, costs, expenses and other amounts payable to any Senior Lender or agent, under or pursuant to the Senior Security;

(d)	all obligations of the Company to any of the Senior Lenders under any Hedge Agreement (as defined in the Credit Agreement);

(e)	indebtedness represented by Existing Encumbrances; and

(f)	without duplication, all obligations of any Material Subsidiary under its respective guarantee of the obligations of the Company under the Credit Agreement;
“Senior Lenders” means any Person that is from time to time a lender under the Credit Agreement, or other Person or Persons providing the Senior Indebtedness from time to time;
“Series A Subordinate Note” means a Series A Subordinate Note of the Company issued pursuant to the Note Indenture, dated as of September 30, 1998 and as amended, between the Company and Valiant Trust Company, as trustee;
“Standby Purchaser” means, collectively, bcIMC (PPTW) Investment Corporation and bcIMC (WCBAF PPTW) Investment Corporation;
“Stapled Unit” means the combination of one Common Share, 100 Preferred Shares and a Subordinate Note Receipt;
“Stapled Unit Option Plan” means the Stapled Unit Option Plan of the Company, as amended;
“Subordinate Note Receipt” means receipt issued pursuant to the Note Deposit Agreement, dated as of September 30, 1998 and as amended, between the Company and Valiant Trust Company, as custodian, each of which represents a unit of Series A Subordinate Notes having an aggregate face amount of $8.978806569;
“Subscription Price” has the meaning set forth on the first page of this Agreement;
“TimberWest” or the “Company” has the meaning set forth on the first page of this Agreement;
“Timber Tenures” means timber tenures (as such term is used in Section 12 of the Forest Act (British Columbia) granted to the Company and the Material Subsidiaries in respect of the right to harvest Crown timber;
“TSX” means the Toronto Stock Exchange;

“United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia;
“Unitholders” has the meaning set forth on the first page of this Agreement;
“U. S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;
“U.S. Affiliates” has the meaning set forth in Section 2(c);
“U.S. Preliminary Prospectus” means the English language version of the Preliminary Prospectus filed with the SEC on Form F-7 under the U.S. Securities Act relating to the distribution in the United States of the Securities, with such additions and deletions as are required or permitted by Form F-7;
“U.S. Prospectus” means the English language version of the Canadian Prospectus filed with the SEC on Form F-7 under the U.S. Securities Act relating to the distribution in the United States of the Securities, with such additions and deletions as are required or permitted by Form F-7;
“U.S. Prospectus Amendment” means the English language version of any Canadian Prospectus Amendment filed with the SEC on Form F-7 under the U.S. Securities Act;
“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and
“U.S. Securities Laws” means the U.S. Securities Act, the U.S. Exchange Act and the rules and regulations thereunder and any applicable state Blue Sky laws.
2.	Activities of the Dealer Managers.
(a)	Each Dealer Manager shall, in Canada:
(i)	solicit the exercise of Rights only in those Canadian Eligible Jurisdictions in which it is registered or exempt from registration, and in connection therewith, will comply with all applicable Securities Laws; and

(ii)	not make any representations or statements concerning the Company or its business or operations or the Offering other than those statements contained in the Prospectus or any Prospectus Amendment or incorporated by reference into the Prospectus or any Prospectus Amendment (except such statements as have been superseded by the Prospectus or any Prospectus Amendment).
(b)	Each Dealer Manager shall, outside of Canada and the United States:
(i)	solicit the exercise of Rights only in those jurisdictions in which it or an appropriate affiliate is registered or exempt from registration, and in connection therewith, will comply with all applicable securities Laws; and
(ii)	not make any representations or statements concerning the Company or its business or operations or the Offering other than those statements contained in the Prospectus or any Prospectus Amendment or incorporated by reference into the Prospectus or any Prospectus Amendment (except such statements as have been superseded by the Prospectus or any Prospectus Amendment).
(c)	One or more of the affiliates of the Dealer Managers registered as broker dealers under the U.S. Exchange Act in the United States (“U.S. Affiliates”) will, in the United States:
(i)	solicit the exercise of Rights only (i) in the State of New York; and, (ii) from Eligible U.S. Institutions in the States of California, Maryland and Utah;
(ii)	solicit the exercise of Rights pursuant to Section 2(c)(i) above only if the U.S. Affiliate is registered or exempt from registration in those jurisdictions and in connection therewith will comply with all applicable Securities Laws;
(iii)	solicit the exercise of Rights pursuant to Section 2(c)(i) above only through the use of the U.S. Preliminary Prospectus, the U.S. Prospectus or any U.S. Prospectus Amendment, and no other written communications; and
(iv)	not make any representations or statements concerning the Company or its business or operations or the Offering other than those statements contained in the U.S. Prospectus or in any document incorporated by reference into the U.S. Prospectus or any U.S. Prospectus Amendment.
(d)	Each Dealer Manager severally (and not jointly and severally) represents, solely with respect to itself and its U.S. Affiliates, that such Dealer Manager and its U.S. Affiliates are corporations or limited partnerships organized and existing under the laws of their jurisdiction of organization and are conducting their business in compliance with all applicable laws, rules and regulations of each jurisdiction in which their business is carried on.
3.	Dealer Manager Fee.
     For the services provided hereunder, and conditional upon completion of the Offering, the Company shall pay the Dealer Managers an advisory fee (the “Dealer Manager Fee”) as follows:
(a)	on the Closing Date, the Company shall pay to the Dealer Managers an aggregate amount equal to $937,500, payable to each Dealer Manager as set forth in Schedule “B” hereto; and
(b)	on the first Business Date following the effective date of the Credit Amendments, the Company shall pay to the Dealer Managers an aggregate amount equal to $937,500, payable to each Dealer Manager as set forth in Schedule “B” hereto.
For the avoidance of doubt, the Dealer Manager Fee is being paid only in connection with the solicitations in those jurisdictions set forth in Section 2 of this Agreement, and that portion of the Dealer Manager payable pursuant to Section 3(b) of this Agreement will not be payable if the Credit Amendments do not become effective prior to 4:30 p.m. (Vancouver time) on the Initial Maturity Date.

4.	Costs and Expenses.
     The Company will be responsible for all expenses related to the Offering, whether or not it is completed, including, without limitation, all fees and disbursements of its legal counsel, fees and disbursements of its accountants and auditors, all expenses of or incidental to the issue, sale or distribution of the Debentures, all expenses of qualifying the Offering under the Securities Laws, all expenses related to roadshows and marketing activities and any marketing documents or materials (including, without limitation, slide presentations and videos, if any), printing costs, mailing costs, translation fees and filing fees. In addition, TimberWest shall reimburse the Dealer Managers for the reasonable fees and disbursements of legal counsel to each of the Dealer Managers and for other reasonable out-of-pocket expenses incurred by the Dealer Managers in connection with this Agreement.
5.	Filing of Prospectus and Due Diligence.
(a)	The Company agrees to allow the Dealer Managers and their advisors, prior to the filing of the Prospectus and up to the Expiry Time, to participate fully in the preparation of the Prospectus and such other documents as may be required under Securities Laws to qualify the distribution of the Securities in the Eligible Jurisdictions. The Company agrees to allow the Dealer Managers to conduct all due diligence which the Dealer Managers may reasonably require:
(i)	in order to fulfill the Dealer Managers’ obligations under Securities Laws as Dealer Managers; and
(ii)	in order to enable the Dealer Managers to responsibly execute the certificate in the Prospectus required to be executed by the Dealer Managers, at any time up to the completion of the distribution of the Securities.
(b)	The Company shall file the Canadian Prospectus in connection with the distribution of the Rights and the offering of the Debentures and all other documents required under Canadian Securities Laws with the Provincial Securities Commissions having designated the British Columbia Securities Commission as the principal regulator, obtain a receipt for the Canadian Prospectus from the British Columbia Securities Commission under NI 11-202 evidencing receipts for the Prospectus and otherwise fulfill all legal requirements to enable the Rights to be distributed to Unitholders, and to enable the Debentures issuable upon exercise of the Rights to be distributed to holders of Rights in each of the Canadian Eligible Jurisdictions.
(c)	Subject to and in accordance with the terms hereof, the Company agrees that it will prepare and, as soon as practicable following the filing of the Canadian Prospectus and any Canadian Prospectus Amendment with the Securities Commissions, file with the SEC post-effective amendments (or registration statements on Form F-7 filed pursuant to Rule 429 under the U.S. Securities Act that constitute a post-effective amendment), as applicable, to the registration statement filed December 15, 2008 with the SEC on Form F-7 under the U.S. Securities Act. Such registration statement, as amended (and any registration statements filed pursuant to Rule 429 under the U.S. Securities Act), including the U.S. Prospectus (and any U.S. Prospectus Amendment), any exhibits and all documents incorporated therein by reference, as of the time of filing the post-effective amendment or registration statement filed pursuant to Rule 429, as applicable, is referred to herein as the “Registration Statement”.
6.	Delivery of Prospectus and Related Documents.
(a)	The Company shall deliver or cause to be delivered to the Dealer Managers and the Dealer Managers’ counsel the documents set out below at the respective times indicated:
(i)	on the date hereof, or as soon as possible thereafter, the Canadian Prospectus, signed as required by Securities Laws, and the U.S. Prospectus;
(ii)	as soon as they are available, copies of the English and French language versions of any Canadian Prospectus Amendment, signed as required by Securities Laws, and copies of any U.S. Prospectus Amendment required to be filed under any Securities Laws;
(iii)	at the time of delivery of the French language version of the Canadian Prospectus to the Dealer Managers pursuant to this Section 6(a), opinions addressed to the Dealer Managers, TimberWest, the Dealer Managers’ counsel and TimberWest’s counsel, in form and substance satisfactory to the Dealer Managers, acting reasonably, dated in the case of each of the Canadian Prospectus and any Canadian Prospectus Amendment, as of the respective date of filing thereof (or such other date as mutually agreed to by TimberWest and the Dealer Managers), to the effect that the French language version of the Canadian Prospectus or any Canadian Prospectus Amendment, as the case may be, including all documents incorporated by reference, including all financial information, is in all material respects a complete and accurate translation of the English language version thereof; and
(iv)	at the time of delivery of the Canadian Prospectus and the U.S. Prospectus to the Dealer Managers pursuant to this Section 6(a), a long-form “comfort letter” from the external auditors to TimberWest dated as of the date of the Canadian Prospectus (with the requisite procedures to be completed by the auditors within two Business Days of the date of the Canadian Prospectus) addressed to the Dealer Managers, in customary form and satisfactory in form and substance to the Dealer Managers, acting reasonably, with respect to, inter alia, the financial and accounting data (both audited and unaudited) contained in or incorporated by reference in the Canadian Prospectus and the U.S. Prospectus.

(b)	The delivery to the Dealer Managers of the Canadian Prospectus and the U.S. Prospectus shall constitute a representation and warranty to the Dealer Managers by the Company that:
(i)	on or prior to the Record Date, the Rights will be duly and validly created, and on or prior to the Expiry Date the Debentures to be issued upon the exercise of the Rights will be duly and validly created and the securities comprising the Stapled Units will have been duly authorized and reserved for issuance upon exercise of the conversion rights contained in the Debentures;
(ii)	the Canadian Prospectus and the U.S. Prospectus (except any information and statements contained therein relating solely to the Dealer Managers which have been provided by the Dealer Managers) constitute full, true and plain disclosure of all material facts relating to the Company and its subsidiaries and the Securities;
(iii)	the Canadian Prospectus and the U.S. Prospectus (except any information and statements contained therein relating solely to the Dealer Managers and which have been provided by the Dealer Managers) do not contain a Misrepresentation; and
(iv)	the Canadian Prospectus and the U.S. Prospectus comply, in all material respects, with applicable Securities Laws.
Such delivery shall also constitute the consent of the Company to the use of (A) the Canadian Prospectus by the Dealer Managers in connection with the distribution of the Rights and the Debentures issuable on the exercise of Rights, and (B) the U.S. Prospectus by the Dealer Managers (or in the case of distributions in the United States, the U.S. Affiliates of the Dealer Managers) in connection with the distribution of the Rights and the Debentures issuable on the exercise of Rights, in each case subject to the restrictions set forth in Section 2 of this Agreement.
(c)	The Company acknowledges and agrees that it will:
(i)	take or cause to be taken all steps and proceedings, including receiving acceptance for the filing of the Canadian Prospectus, that may be required under the rules of the TSX so that the Rights are listed and posted for trading on the TSX on a “when-issued” basis on or about January 5, 2009, being the second trading day preceding the Record Date, and the Debentures issuable upon the exercise of such Rights and the Stapled Units issuable upon conversion of the Debentures will be conditionally approved for listing by the TSX no later than the Closing Date, subject in each case to satisfaction of customary post-closing filing requirements; and
(ii)	cause the distribution of the Securities to be effected in the manner described in the Prospectus.

7.	Commercial Copies of Prospectus.
(a)	The Company shall cause commercial copies of the Canadian Prospectus in the English and French languages, the U.S. Prospectus and the Green Sheet to be delivered to the Dealer Managers without charge, in such numbers and in such cities as the Dealer Managers shall reasonably request. Such delivery shall be effected as soon as possible, and, in any event, with respect to the Canadian Prospectus on or before a date two Business Days after a receipt is issued by the British Columbia Securities Commission, in its capacity as principal regulator, pursuant to NI 11-202 evidencing that a receipt has been issued by each of the Provincial Securities Commissions for the Canadian Prospectus and, with respect to the U.S. Prospectus, within two Business Days of filing the Registration Statement.
(b)	The Company shall from time to time deliver to the Dealer Managers as soon as practicable, at the offices in such Canadian and U.S. cities designated by the Dealer Managers, the number of commercial copies of any Canadian Prospectus Amendment and U.S. Prospectus Amendment which the Dealer Managers may from time to time reasonably request.
(c)	The Company hereby authorizes the Dealer Managers to use the Prospectuses and any other offering documents in connection with the Offering and the Dealer Managers’ activities hereunder. In addition, the Company will instruct the Rights Agent to provide the Dealer Managers’ designated employees on a daily basis with such information as the Dealer Managers may reasonably request as to the Rights deposited and the names of the holders of such deposited Rights. The fees of the Rights Agent will be for the Company’s account.
8.	Mailing of Materials.
     The Company will effect and complete the mailing of commercial copies of the Canadian Prospectus and the U.S. Prospectus, as applicable, to each of the registered holders of the Stapled Units in the Eligible Jurisdictions as soon as practicable following the Record Date and to the beneficial holders of the Stapled Units in the manner contemplated by National Instrument 54-101 — Communication with Beneficial Owners of Securities of a Reporting Issuer as soon as practicable following the Record Date.
9.	Material Changes.
(a)	During the period from the date of this Agreement until the Closing Date, the Company shall promptly notify the Dealer Managers in writing, with full particulars, of:
(i)	any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise), prospects or capital of TimberWest and its subsidiaries on a consolidated basis;

(ii)	any material fact that has arisen or been discovered and that would be required to be disclosed in the Prospectus if filed on such date; or
(iii)	any change in any material fact (which for the purposes of this Agreement shall be deemed to include the disclosure of any previously undisclosed material fact) contained in the Prospectus, including all documents incorporated by reference, which fact or change is, or may be, of such a nature as to render any statement in the Prospectus misleading or untrue or which would result in a Misrepresentation in the Prospectus or which would result in the Prospectus not complying (to the extent that such compliance is required) with any applicable Securities Laws.
TimberWest shall promptly, and in any event within any applicable time limitation, comply, to the reasonable satisfaction of the Dealer Managers, with all applicable filings and other requirements under the Securities Laws as a result of such fact or change. However, TimberWest shall not file any Prospectus Amendment or other document without first obtaining approval from the Dealer Managers, after consultation with the Dealer Managers with respect to the form and content thereof, which approval will not be unreasonably withheld or delayed.

(b)	The Company shall in good faith discuss with the Dealer Managers any fact, change, event or circumstance (actual, anticipated, contemplated or threatened, financial or otherwise) which is of such a nature that there is reasonable doubt whether notice need be given to the Dealer Managers pursuant to Section 9(a) and, in any event, prior to making any filing referred to in Section 9(c).

(c)	For certainty, the Company shall promptly comply with all applicable filing and other requirements, if any, under applicable Securities Laws arising as a result of any fact, change, event or circumstance referred to in Section 9(a) and 9(b) above and shall prepare and file under all applicable Securities Laws, with all possible dispatch, and in any event within any time limit prescribed under applicable Securities Laws, any Prospectus Amendment as may be required under applicable Securities Laws, provided that the Company shall allow the Dealer Managers and their counsel to participate fully in the preparation of any Prospectus Amendment and to conduct all due diligence investigations which the Dealer Managers may reasonably require in order to fulfill their respective obligations as Dealer Managers and in order to enable the Dealer Managers responsibly to execute the certificate required to be executed by it in any Canadian Prospectus Amendment (which investigations may include, among other things, the holding of a due diligence meeting with officers and directors of the Company), which may be conducted after the issuance of the final receipt of the Canadian Prospectus and up to the Closing Date, and the Dealer Managers shall have approved the form of any Prospectus Amendment, such approval not to be unreasonably withheld and to be provided in a timely manner. The Company shall further promptly deliver to the Dealer Managers and the Dealer Managers’ counsel a copy of each Canadian Prospectus Amendment in the English and French languages, signed as required by applicable Securities Laws, and each U.S. Prospectus Amendment, as well as opinions and letters with respect to each such Prospectus Amendment substantially similar to those referred to in Sections 6(a)(iii) and 6(a)(iv) above.

(d)	The delivery to the Dealer Managers of each Prospectus Amendment shall constitute a representation and warranty to the Dealer Managers by the Company, with respect to the Prospectus as amended, modified or superseded by such Prospectus Amendment and by each Prospectus Amendment previously delivered to the Dealer Managers as aforesaid, to the same effect as set forth in Section 6(b) above. Such delivery shall also constitute the consent of the Company to the use of (A) the Canadian Prospectus, as amended, by the Dealer Managers in connection with the distribution of the Rights and the Debentures issuable on the exercise of Rights in the Canadian Eligible Jurisdictions and other jurisdictions outside of the United States as permitted in accordance with Section 2(b); and (B) the U.S. Prospectus, as amended, by the U.S. Affiliates in connection with the distribution of the Rights and the Debentures issuable on the exercise of Rights in the United States as permitted in accordance with Section 2(c).
(e)	During the period commencing on the date of this Agreement and ending 90 days after the Closing Date, the Company will promptly inform the Dealer Managers of the full particulars of:
(i)	any request of any Provincial Securities Commission for any amendment to the Prospectus or for any additional information;
(ii)	the issuance by any Provincial Securities Commission or by any other competent authority of any order to cease or suspend trading of any securities of the Company or of the institution or threat of institution of any proceedings for that purpose; or
(iii)	the receipt by the Company of any communication from any Provincial Securities Commission, the SEC, the TSX, or any other competent authority relating to the Prospectus or the distribution of the Rights and the Debentures issuable upon exercise of the Rights.
(f)	During the period commencing on the date of this Agreement and ending on the Closing Date, the Company, insofar as it is reasonably able to do so, will allow the Dealer Managers and the Dealer Managers’ counsel to review any press releases and financial statements to be issued by the Company prior to their filing or issuance.
(g)	During the period commencing on the date hereof and ending on the Closing Date, the Company shall give notice to the Dealer Managers of any amendment proposed to be made to the Investment Agreement or the Rights Agency Agreement.
10.	Representations and Warranties of TimberWest.

TimberWest represents and warrants to the Dealer Managers that:

(a)	Incorporation. TimberWest is a corporation incorporated and existing under the laws of British Columbia. Each of the Material Subsidiaries is an entity incorporated or otherwise formed and existing under the laws of its jurisdiction of incorporation or formation.
(b)	Qualification. TimberWest and the Material Subsidiaries are duly qualified to own their properties and assets and to carry on their business as presently conducted, are in good standing in each jurisdiction in which the conduct of their business or the ownership, leasing or operation of their business, properties and assets require such qualification, except for failures to be so qualified or have such good standing that would not reasonably be expected to result in a Material Adverse Change, and each has all requisite power and authority to carry on its business and to own, lease and operate its properties.
(c)	Permits and Approvals. TimberWest and each of the Material Subsidiaries is conducting its business in compliance in all material respects with all applicable Laws of each jurisdiction in which its business is carried on and holds all licences, permits, approvals, consents, certificates, registrations and authorizations, whether governmental, regulatory or otherwise, to enable its business to be carried on as presently conducted and its properties and assets to be owned, leased and operated except to the extent that non-compliance with any such Laws, or failure to hold any such licences, permits, approvals, consents, certificates, registrations and authorizations, whether governmental, regulatory or otherwise, would not reasonably be expected to result in a Material Adverse Change.
(d)	Authorized Capital. The authorized capital of the Company consists of: (i) 10,069,608,359 Common Shares; (ii) 1,600,000 Class A Preferred Shares, par value $1.00 per share; (iii) 5,000,000,000 Class B Preferred Shares without par value, including 32,500,000 Preferred shares Series A, 16,000,000 Preferred shares Series B, 1,539,000 Preferred shares Series C, 65,840,000 Preferred shares Series D and 100,000,000 Preferred shares Series E; and (iv) 25,000,000,000 Preferred Shares. As at the date of this Agreement, there are issued and outstanding: (a) 77,765,440 Common Shares and 7,776,544,000 Preferred Shares, which shares form part of the outstanding Stapled Units; and (b) 92,040,000 Class B Preferred Shares, all of which are Preferred shares Series E and are held by wholly-owned subsidiaries of the Company, all of which shares have been duly authorized and validly issued and are fully paid and non-assessable. As of the date of this Agreement, there are 77,765,440 Stapled Units issued and outstanding.
(e)	Corporate Power. TimberWest has all requisite power and authority to carry out its obligations under this Agreement, the Investment Agreement and the Rights Agency Agreement.
(f)	Material Subsidiaries. TimberWest beneficially owns, directly or indirectly, all of the issued and outstanding shares in the capital of each of the Material Subsidiaries.

(g)	Due Authorization. All issued and outstanding Common Shares and Preferred Shares of TimberWest have been duly authorized and validly issued, and are fully paid and non-assessable Common Shares and Preferred Shares in the capital of TimberWest. When issued and delivered to the respective purchaser and paid for by the respective purchaser in accordance with the terms and conditions of the Offering, the Securities will be validly issued, fully paid and non-assessable and will be free and clear of all liens, pledges, claims, encumbrances, security interests and other restrictions, except for any restrictions on resale or transfer imposed by applicable Laws. The issuance of the Securities will not be subject to any pre-emptive or similar rights except those arising by virtue of the Offering and the Investment Agreement.
(h)	No Other Subscriptions. Except as described in this Section 10(h) and other than in connection with the Offering or the Investment Agreement or the transactions contemplated therein, no person, firm or corporation has any agreement, option, right or privilege (whether by law, pre-emptive, contractual or otherwise) with or against TimberWest for the purchase, subscription or issuance of any shares or other securities of TimberWest, other than pursuant to the Stapled Unit Option Plan and options granted thereunder to acquire an aggregate of 1,264,326 Stapled Units, as at November 30, 2008.
(i)	No Conflict. The execution, delivery and performance by TimberWest of this Agreement, the Investment Agreement and the Rights Agency Agreement, the issuance of the Securities and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on TimberWest’s part and do not and will not result in a breach by TimberWest or any of its Material Subsidiaries of, and do not create a state of facts which, after notice or lapse of time or both, will result in a breach by TimberWest of and do not and will not conflict with or constitute a default under:
(i)	the constating documents or by-laws of TimberWest or any of the Material Subsidiaries, any of the terms, conditions or provisions of the resolutions of the board of directors (or any committee thereof) or shareholders of TimberWest or any of the terms, conditions or provisions of any material contract, material indenture, mortgage, note, joint venture or partnership arrangement, agreement (written or oral), instrument or lease to which TimberWest or any of its Material Subsidiaries is party or by which TimberWest or any of its Material Subsidiaries is bound; or
(ii)	any Law or any judgment or decree of any other governmental body, agency or court having jurisdiction over TimberWest or any of its Material Subsidiaries or any material license or permit required to enable TimberWest or any of its Material Subsidiaries to own its assets or carry on its business as described in the Prospectus, excluding in each case breaches, conflicts or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or have a material adverse effect on the Offering or on the other transactions contemplated hereby.

(j)	Enforceability. Each of this Agreement, the Investment Agreement and the Rights Agency Agreement have been duly executed and delivered by TimberWest and each such agreement constitutes a legal, valid and binding obligation of TimberWest, enforceable against it in accordance with its terms, subject only to (i) any limitation under applicable Laws relating to bankruptcy, insolvency, arrangements or other laws of general application affecting the enforcement of creditors’ rights; and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.
(k)	Reporting Issuer Status. TimberWest is a reporting issuer, or holds equivalent status, under the Securities Laws of each of the Canadian Eligible Jurisdictions, has filed all material forms, reports and documents required under the Securities Laws in the Canadian Eligible Jurisdictions with the Provincial Securities Commissions and is in compliance in all material respects with applicable Securities Laws.
(l)	Short Form Prospectus. TimberWest is eligible to file a prospectus in the form of Form 44-101F1 Short Form Prospectus under National Instrument 44-101 — Short Form Prospectus Distributions.
(m)	Financial Statements. Each of the consolidated financial statements of TimberWest contained in the Public Documents, including each Public Document filed after the date hereof until the Closing Date, (i) complies or, when filed, will comply as to form in all material respects with the Securities Laws; (ii) has been or, when filed, will have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by applicable Laws); and (iii) fairly presents, or when filed will fairly present, in all material respects, the consolidated financial position of TimberWest and its subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (subject, in the case of any unaudited interim consolidated financial statements, to normal period-end adjustments); and (iv) have been approved by the audit committee and board of directors of the Company.
(n)	Public Documents. The Public Documents were, at their respective time of issue, filing or publication, true and correct in all material respects, contained no Misrepresentations and were prepared in accordance with and complied with the Securities Laws applicable to each such document. TimberWest has not filed any confidential material change reports which are, as of the date of this Agreement, maintained on a confidential basis. There is no fact known to TimberWest which TimberWest has not publicly disclosed which has, or so far as TimberWest can reasonably foresee, will result in a Material Adverse Change, or which would otherwise be material to any Person intending to make an investment in TimberWest.

(o)	Insider Interests. Except as publicly disclosed by TimberWest, none of the directors or officers of TimberWest or any associate or affiliate of the foregoing has any interest, direct or indirect, in any material transaction or any proposed material transaction with TimberWest which, as the case may be, materially affects, is material to or will materially affect TimberWest.
(p)	Litigation. There is no action, suit, proceeding or investigation pending or, to the knowledge of the officers of TimberWest, threatened against or affecting TimberWest or any of its subsidiaries or any of the properties or assets of TimberWest or of any of its subsidiaries or before any Governmental Entity, which would reasonably be expected to result in a Material Adverse Change or prevent or materially delay the completion of the Offering or the transactions contemplated under the Investment Agreement.
(q)	Consents. No consent, approval, order or authorization of, or declaration with any Governmental Entity or any third party (other than the trustee under the Debenture Indenture) is required by or with respect to TimberWest or any of its affiliates in connection with the execution and delivery of this Agreement, the issuance of the Rights and the Debentures contemplated in this Agreement, the issuance of the Stapled Units upon conversion of the Debentures and the Private Debentures, the Investment Agreement or the Rights Agency Agreement, the completion of the Offering or the consummation of the transactions by TimberWest contemplated hereby, other than the consents, approvals, or authorizations that may be required by the Securities Laws of any Eligible Jurisdictions or the SEC, or pursuant to the rules and regulations of the TSX.
(r)	Prospectus. At the time of its filing and as at the Closing Date, the Prospectus will comply, in all material respects, with the requirements of the Securities Laws in the Eligible Jurisdictions, and will comply with the requirements of the Securities Act; and at the time of its filing and as at the Closing Date, the information and statements contained therein, together with the documents incorporated by reference, will be true and correct in all material respects, contain no Misrepresentations and will constitute full, true and plain disclosure of all material facts relating to the Securities; provided that the foregoing shall not apply to any information or statements contained in the Prospectus relating to the Dealer Managers and which the Dealer Managers have approved in writing for inclusion in such Prospectus.
(s)	Foreign Private Issuer. At the time of filing the Registration Statement and as of the Closing Date, TimberWest is, and will be, a “foreign private issuer” within the meaning of Rule 3b-4 under the U.S. Exchange Act and meets the eligibility requirements for the use of Form F-7 under the U.S. Securities Act.
(t)	Registration Statement. At the time of its filing and as of the Closing Date, the Registration Statement and any further amendments thereto will comply, in all material respects, with the applicable provisions of the U.S. Securities Act and the rules and regulations thereunder, and will not, as of the applicable effective date as to each part of the Registration Statement and as of the applicable filing date as to the

U.S. Prospectus and any amendment thereof or supplement thereto and as of the Closing Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in light of the circumstances under which they were made, in the case of the U.S. Prospectus) not misleading; provided, however, that this representation and warranty shall not apply to any information contained in the Registration Statement or the U.S. Prospectus or any amendment thereof or supplement thereto relating to the Dealer Managers which the Dealer Managers have approved in writing for inclusion therein.
(u)	Securities Laws Compliance. At the Closing Date and subject to the completion of the filings and other matters contemplated herein, the distribution of the Securities by TimberWest will comply with applicable Securities Laws.
(v)	TSX Compliance. TimberWest is not in violation in any material respect of any of the rules and policies of the TSX, including the applicable listing requirements of the TSX, and its Stapled Units are currently listed thereon. The TSX has approved the Offering and the listing of the Rights and the Stapled Units issuable upon conversion of the Debentures, subject in each case to satisfaction of customary post-closing filing requirements.
(w)	Material Adverse Change. Except as disclosed in the Public Documents, there has been no Material Adverse Change since September 30, 2008.
(x)	Rights Agent. Valiant Trust Company has been duly appointed as the rights agent for the Rights.
(y)	Fees. Other than (i) the Dealer Managers, (ii) as may be contemplated under the Investment Agreement, (iii) Valiant Trust Company pursuant to its appointment referred to in Section 10(x) and (iv) the Information Agent, there is no Person acting or purporting to act at the request of the Company, who is entitled to any solicitation, advisory, agency or like fee in connection with the transactions contemplated herein.
(z)	Valid Issuance of Debentures. The Debentures, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly created and issued, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, as set forth in the Debentures or under applicable Securities Laws.
(aa)	Valid Issuance of Debenture Stapled Units. Upon conversion of the Debentures in accordance with their terms, the Debenture Stapled Units will be validly issued, fully paid and non assessable and will be free and clear of all liens, pledges, claims, encumbrances, security interests and other restrictions, except for any restrictions on resale or transfer imposed by applicable Laws. The issuance of the Debenture Stapled Units will not be subject to any pre-emptive or similar rights.

(bb)	Corporate Records. The corporate records of each of TimberWest and the Subsidiaries are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken, in all material respects, in compliance with all applicable Laws and with the notice of articles and articles of the Company or such Material Subsidiary, and without limiting the generality of the foregoing: (i) the minute books contain complete and accurate constating documents, articles, any securityholders’ agreements and any amendments thereto; (ii) the minute books contain complete and accurate minutes of all meetings of the directors and Unitholders of the Company and the Material Subsidiaries, and all such meetings were duly called and held; (iii) the minute books contain all written resolutions passed by the directors and Unitholders of the Company and the Material Subsidiaries and all such resolutions were duly passed; and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers of the Company and the Material Subsidiaries were duly elected or appointed, as the case may be.
(cc)	Permits. Each of TimberWest and the Material Subsidiaries has obtained and is in compliance with all Permits required by applicable Laws necessary to conduct its current business as it is now being conducted except for where the failure to obtain or comply with such Permits would not reasonably be expected to result in a Material Adverse Change. Neither TimberWest nor any of the Material Subsidiaries has received any notice of, nor to the knowledge of TimberWest is there any circumstance that will give rise to, the modification, revocation or cancellation of, or any intention to modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such Permit where such modification, revocation or cancellation would reasonably be expected to result in a Material Adverse Change.
(dd)	Insolvency. The Company and the Material Subsidiaries are solvent and are generally able to pay their debts as they come due and will be able to do so after giving effect to the transactions contemplated in this Agreement. Neither the Company nor any Material Subsidiary has committed an act of bankruptcy or sought protection from its creditors before any court or pursuant to any legislation, proposed a compromise or arrangement to its creditors generally, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to be declared bankrupt or wound up, taken any proceeding to have a receiver appointed of any of its assets, had any Person holding any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement or other security interest or receiver take possession of any of its property, had an execution or distress become enforceable or levied upon any portion of its property or had any petition for a receiving order in bankruptcy filed against it.
(ee)	Changes in Financial Position. Since December 31, 2007 neither TimberWest nor any Material Subsidiary has, except as disclosed in the Public Documents or as would not reasonably be expected to result in a Material Adverse Change (and other than in connection with the transactions contemplated by this Agreement, the Investment Agreement and the Senior Indebtedness):
(i)	given any guarantee of any debt, liability or obligation of any Person;

(ii)	subjected any of its assets, or permitted any of its assets to be subjected, to any Encumbrance other than a Permitted Encumbrance;

(iii)	acquired, sold, leased or otherwise disposed of or transferred any material assets other than in the ordinary course of its business;

(iv)	made or committed to any capital expenditures, except in the ordinary course of its business;

(v)	declared or paid any dividend or otherwise made any distribution or other payment of any kind or nature whatsoever to any of its Unitholders or any other Person, or taken any corporate proceedings for that purpose, other than dividends or distributions to the holders of Stapled Units, in a manner and in amounts consistent with past practice;

(vi)	incurred any obligation or liability, direct or indirect, contingent or otherwise, except in the ordinary course of business and which is not, and which in the aggregate would not result in a Material Adverse Change;

(vii)	entered into any material transaction or entered into or become bound by any material agreement, except in the ordinary course of its business;

(viii)	redeemed, purchased or otherwise retired any of the Stapled Units;

(ix)	reduced its stated capital;

(x)	waived or released any right or rights which it has or had, or a debt or debts owed to it resulting, collectively or individually, in a Material Adverse Change;

(xi)	made any material change in compensation arrangements or agreements with employees, officers or directors of the Company or any of the Material Subsidiaries;

(xii)	other than any changes required by a change to GAAP, made any material change in any method of accounting or auditing practice; or

(xiii)	agreed or offered to do any of the things described in this section.
(ff)	Owner of Property. Except as would not reasonably be expected to result in a Material Adverse Change, each of TimberWest and the Material Subsidiaries is the absolute legal and beneficial owner of, and has good and marketable title to, all of the material property or assets described in the Public Documents as being owned by it, free of all Encumbrances, Claims or demands whatsoever, other than those described in the Public Documents or the Public Registries, and no other material property rights are necessary for the Company or any of the Material Subsidiaries to conduct its business as currently conducted or contemplated to be conducted. There is no Claim or, to the knowledge of the Company, basis for a Claim that would adversely affect TimberWest’s or the Material Subsidiaries’ rights to use, transfer or otherwise exploit such property rights, except as disclosed in the Public Documents or as would not reasonably be expected to result in a Material Adverse Change.
(gg)	Real Property. Except as would not reasonably be expected to result in a Material Adverse Change: (i) except for any First Nations Claims (in respect of which the sole representations and warranties of the Company are contained in Section 10(jj), TimberWest or a Material Subsidiary, as the case may be, holds (A) beneficial and legal title to all fee simple lands listed in information previously provided to the Dealer Managers (which lands constitute all of the fee simple real property, including the Private Timberlands, owned as of the date hereof by TimberWest and the Material Subsidiaries) except for lands sold in the ordinary course of business and (B) all registered encumbrances, permits and licenses necessary to permit TimberWest and each Material Subsidiary to carry out the operation of their respective current businesses; (ii) there are no pending or, to the knowledge of TimberWest, threatened condemnation or expropriation proceedings with respect to any real property owned or leased or otherwise held by TimberWest or a Material Subsidiary; (iii) there are no outstanding options or rights of first refusal to purchase any real property (or any portion thereof or interest therein) owned or leased or otherwise held by TimberWest or a Material Subsidiary; (iv) except with respect to the Elk Falls facility, to the knowledge of TimberWest, all of the buildings, fixtures, systems and utilities on the real property owned or leased or otherwise held by TimberWest or a Material Subsidiary (A) were constructed and are maintained in accordance with applicable Laws and (B) subject to reasonable wear and tear, are in good operating condition and in a good state of maintenance and repair; (v) there are no Encumbrances registered against the titles to the fee simple lands except for Encumbrances shown in the Public Registries; and (vi) there are no statutory rights of way, easements, covenants, restrictive covenants relating to real property (or any portion thereof or interest therein) owned or leased or otherwise held by the Company or a Material Subsidiary except as registered on title.
(hh)	Leased Property. Except as would not reasonably be expected to result in a Material Adverse Change, with respect to the real or immovable property leased or subleased by TimberWest or a Material Subsidiary listed in information previously provided to the Dealer Managers: (i) each lease or sublease for such property (each, a “Lease”), true and complete copies of which have been provided to the Dealer Managers, constitutes a legal, valid and binding obligation of TimberWest or such Material Subsidiary, as the case may be, enforceable against TimberWest or such Material Subsidiary, as the case may be, in accordance with its terms and is in full force and effect, unamended by oral or written agreement; (ii) neither TimberWest nor any Material Subsidiary, as the case may be, is in breach of or default under any Lease and no event has occurred which, with the giving of notice or lapse of time, or both, would constitute a breach of or default under any Lease; (iii) no third party has repudiated or has the right to terminate or repudiate any Lease except with respect to the normal exercise of remedies in connection with any defaults thereunder or in accordance with any termination rights set out therein; and (iv) to the knowledge of TimberWest, no counterparty to any Lease is in material default thereunder.

(ii)	Timber Tenures. With respect to the Timber Tenures:
(i)	each of the Timber Tenures is at the date of this Agreement, and will on the Closing Date be, recorded on the records of the Ministry of Forest and Range of the Province of British Columbia (the “Ministry of Forest and Range”) in the name of TimberWest or a Material Subsidiary and each is validly subsisting at the date hereof and will be validly subsisting on the Closing Date;
(ii)	all rentals, stumpage, royalty and scale accounts and other fees, charges, duties, taxes, assessments and other material costs payable under the Timber Tenures have, and up to the Closing Date, will have been paid;
(iii)	TimberWest has, in all material respects, observed and performed all covenants and agreements on its part to be observed or performed under the provisions of the Timber Tenures and the Forest Act, the Forest Practices Code Act (British Columbia) and the Forest and Range Practices Act (British Columbia) and the regulations thereunder (collectively, the “Forestry Laws”) in accordance with normal forest industry practice in the Province of British Columbia;
(iv)	neither TimberWest nor any of the Material Subsidiaries have received any notice of a material breach of or any material non-compliance with the Forestry Laws or the Timber Tenures or any of them or any operating, development, working or site plan issued thereunder or any directions or orders of the Ministry of Forest and Range in respect thereof and has received no notice of any fact or event likely to reduce, impair, suspend or terminate Timber Tenures or any rights or privileges attached thereto;
(v)	with respect to the Private Timberlands, TimberWest and the Material Subsidiaries are in material compliance with the Private Managed Forest Land Act (British Columbia) and the Regulations promulgated thereunder and all applicable management commitments, including with respect to minimum environmental standards; and
(iv)	the Private Timberlands are and have been classified as managed forest for a period of not less than 15 years.
(jj)	First Nations Claims. Neither TimberWest nor any of the Material Subsidiaries has received any written First Nations Claim nor, to the knowledge of the Company, is any First Nations Claim threatened directly against the Company or any of the Subsidiaries relating to the Timber Tenures, Private Timberlands or any real property owned by the Company or any Subsidiary, any Permits, or the operation by TimberWest or the Material Subsidiaries of their respective businesses in the area in which such operations are carried on or in which the Timber Tenures or such real property is located and, other than as disclosed in the Public Documents, neither TimberWest nor any Material Subsidiary has any material outstanding agreements, memorandums of understanding or similar arrangement with any First Nations group or Person and there are no material ongoing or outstanding discussions, negotiations, or similar communications with or by any First Nations group concerning TimberWest or any Material Subsidiary or its respective business, operations or assets.
(kk)	Environmental Compliance. Except as disclosed in the Public Documents:
(i)	other than as would not reasonably be expected to result in a Material Adverse Change, each of the Company and the Material Subsidiaries has operated its business in compliance with applicable Environmental Laws;
(ii)	neither the Company nor any Material Subsidiary has received notice of any material Claim nor, to the knowledge of the Company, is any material Claim pending or threatened against, or which may affect, the Company or the Material Subsidiaries or any of the property, assets or operations thereof, relating to or alleging any violation of applicable Environmental Laws and, to the knowledge of the Company, there is no basis for any such material Claim;
(iii)	neither the Company or the Material Subsidiaries nor any of the property, assets or operations thereof is, to the knowledge of the Company, the subject of (nor has the Company or any Material Subsidiary notified any Governmental Entity which would lead to) any material investigation, evaluation, audit or review by any Governmental Entity to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a Release of any Hazardous Substance into the environment, except for investigations, evaluations, audits or reviews conducted in the normal course by any Governmental Entity;
(iv)	other than as would not reasonably be expected to result in a Material Adverse Change, there is not any presence or Release of any Hazardous Substances (except in compliance with applicable Environmental Laws) on, at, in, under or from any of the immovable or real properties currently or previously owned, leased or used by the Company and its subsidiaries, and each of the Company and its subsidiaries is conducting its business in material compliance with all applicable Environmental Laws; and
(v)	the Company and the Material Subsidiaries are not subject to any material contingent or other liability relating to the restoration or rehabilitation of land, water or any other part of the environment or to non-compliance with Environmental Law.

11.	Indemnification.
     The Company agrees to indemnify the Dealer Managers and certain other parties in accordance with Schedule “C” attached hereto, which Schedule forms part of this Agreement and the consideration for which is the entering into of this Agreement. Such indemnity (the “Indemnity”) shall be in addition to, and not in substitution for, any liability which the Company or any other party may have to the Dealer Managers or to the other parties under such Indemnity. The obligations of TimberWest under this Section 11 and the Indemnity shall survive completion of the Offering and the termination of this Agreement.
12.	Closing Deliveries.
     On or before the Closing Date, the Company will deliver to the Dealer Managers the following:
(a)	a legal opinion dated as of the Closing Date from Canadian counsel to TimberWest in form reasonably satisfactory to the Dealer Managers and their counsel;

(b)	a legal opinion dated as of the Closing Date from U.S. counsel to TimberWest as to the filing and effectiveness of the Registration Statement in customary form;

(c)	a certificate or certificates dated the Closing Date and signed on behalf of TimberWest by the Chief Executive Officer and the Chief Financial Officer of TimberWest or such other officers of TimberWest acceptable to the Dealer Managers, acting reasonably, addressed to the Dealer Managers certifying for and on behalf of TimberWest (and without personal liability) after having made due enquiry and after having carefully examined the Prospectus, including all documents incorporated by reference that:
(i)	since the respective dates as of which information is given in the Prospectus as amended by any Prospectus Amendment (A) there has been no material change (actual, anticipated, contemplated or threatened, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of TimberWest and its subsidiaries on a consolidated basis, and (B) no transaction has been entered into by any of TimberWest or its subsidiaries which is material to TimberWest and its subsidiaries on a consolidated basis, other than as disclosed in the Prospectus or any Prospectus Amendment, as the case may be;
(ii)	no order, ruling or determination having the effect of suspending the sale or ceasing the trading of the Debentures or Stapled Units or any other securities of TimberWest has been issued by any regulatory authority and no proceedings for that purpose have been instituted or are pending or, to the knowledge of such officers, contemplated or threatened under any of the Canadian Securities Laws or by any regulatory authority;
(iii)	TimberWest has duly complied with the terms, conditions and covenants of this Agreement on its part to be complied with up until the Closing Time; and

(iv)	the representations and warranties of TimberWest contained in this Agreement are true and correct in all material respects as of the Closing Time as if made as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will have been true and correct in all material respects as of that date and except as affected by transactions, changes, conditions, events or circumstances contemplated by this Agreement and the Investment Agreement);
(d)	a bringdown letter from the external auditors of the Company dated the Closing Date updating the comfort letter referred to in Section 6(a)(iv) above to the Closing Time, such letter to be in form and substance satisfactory to the Dealer Managers and their counsel, provided that such letter shall be based on a review by the auditors having a “cut-off date” no earlier than two Business Days prior to the Closing Date; and

(e)	evidence as to compliance by the Company with all conditions precedent to the issuance of the Debentures.
13.	Termination.
(a)	In addition to any other remedies which may be available to the Dealer Managers, and subject to Section 13(c), each Dealer Manager shall be severally (and not jointly and severally) entitled, at its option, to terminate and cancel its obligations under this Agreement, without any liability on its part, if prior to the Expiry Time:
(i)	such Dealer Manager is not satisfied, in its sole and reasonable discretion, with its ongoing due diligence review investigations respecting the business and operations of the Company;
(ii)	there is, in the sole and reasonable opinion of such Dealer Manager, a material change or a change in any material fact or any new material fact shall arise which results in or could reasonably be expected to result in a Material Adverse Change;
(iii)	any inquiry, investigation (whether formal or informal) or other proceeding is commenced or any order is made by a Governmental Entity pursuant to applicable Laws in relation to TimberWest or any of its subsidiaries, or in relation to any of the directors or officers of TimberWest or any of its subsidiaries, any of which suspends or ceases trading in the Rights, Debentures or Stapled Units for a period greater than one Business Day or operates to prevent or restrict the lawful distribution of the Securities;
(iv)	there should develop or occur or come into effect, any catastrophe of national or international consequence or, any Law or other occurrence of any nature whatsoever which, in the reasonable opinion of such Dealer Manager, seriously adversely affects, or will seriously adversely affect, the financial markets in Canada;

(v)	the Company is in breach of a material term, condition or covenant of this Agreement or any representation or warranty given by the Company in this Agreement becomes or is false; or
(vi)	approvals by the board of directors of the Company have not been obtained or the Company has not obtained all necessary approvals of the Provincial Securities Commissions, including without limitation, a receipt for the Canadian Prospectus from all such authorities, and other approvals where required to complete the transactions contemplated hereby.
Each Dealer Manager may exercise any or all of the rights provided for in this Section 13(a) notwithstanding any material change, change, event or state of facts and such Dealer Manager shall only be considered to have waived or be estopped from exercising or relying upon any of its rights under or pursuant to this Section 13(a) if such waiver or estoppel is in writing and specifically waives or estops such exercise or reliance. In the event a Dealer Manager terminates this Agreement, the Company shall, forthwith following such termination, either (i) terminate the Offering and withdraw the Prospectus; or (ii) file a Prospectus Amendment, amending the Prospectus to the reasonable satisfaction of such Dealer Manager to remove reference to such Dealer Manager, remove the certificate of such Dealer Manager and to disclose the termination of this Agreement insofar as it relates to such Dealer Manager.

(b)	In addition to any other remedies which may be available to the Company, subject to Section 13(c), and provided that the Company has:
(i)	terminated the Offering and withdrawn the Prospectus; or
(ii)	filed a Prospectus Amendment, amending the Prospectus to the reasonable satisfaction of the Dealer Managers to remove reference to the Dealer Managers, remove the certificate of the Dealer Managers and to disclose the termination of this Agreement, the Company shall be entitled, at its option, to terminate and cancel this Agreement, without any liability on its part.
(c)	Any termination by the Dealer Managers or by the Company shall be effected by giving written notice to the other parties to this Agreement at any time prior to the Expiry Time on the Expiry Date. In the event of a proper termination by the Dealer Managers pursuant to Section 13(a) or by the Company pursuant to Section 13(b), there shall be no further liability on the part of any Dealer Manager or of the Company to the Dealer Managers except in respect of the payment of such of the costs and expenses referred to in Section 4 hereof payable by the Company as shall previously have been incurred, the obligation of the Company to pay the Dealer Manager Fee in accordance with Section 3 in the event that the Offering is completed (which obligation shall, for greater certainty, not be affected by the termination pursuant to this Section 13) and any liability of the Company to the Dealer Managers which may have arisen or may thereafter arise under the Indemnity.

14.	Conditions.
     All terms and conditions of this Agreement shall be construed as conditions and any breach or failure to comply in all material respects with any such terms or conditions which are for the benefit of the Dealer Managers shall entitle each of the Dealer Managers to terminate its obligations under this Agreement by notice in writing to that effect given to the Company at or prior to the Expiry Time. The Dealer Managers may waive in whole or in part or extend the time for compliance with any of such terms and conditions without prejudice to their rights in respect of any other of such terms and conditions or any other or subsequent breach or non-compliance, provided that to be binding on the Dealer Managers any such waiver or extension must be in writing.
15.	Advertisements or Announcements.
     The Dealer Managers shall, prior to circulation or distribution, give the Company reasonable opportunity to comment on the form and content of any publication or recommendation circulated or distributed publicly by the Dealer Managers in connection with solicitation of the exercise of the Rights and the subscription for the Debentures. If the solicitation of the exercise of the Rights and the subscription for the Debentures is successfully completed, and provided the Dealer Managers are not in breach of any material provision hereof, the Dealer Managers shall be permitted to publish, at their own expense, after giving the Company a reasonable prior opportunity to comment on the form and content thereof, such advertisements or announcements relating to the services provided for hereunder in such newspaper or other publications as the Dealer Managers consider appropriate.
16.	Other Matters.
     Unless otherwise indicated, all financial references in this Agreement are to Canadian dollars. Headings used herein are for ease of reference only and shall not affect the interpretation or construction of this Agreement. References to “Section” (unless otherwise indicated) are to the appropriate sections of this Agreement. Unless otherwise expressly provided in this Agreement, words importing only the singular number include the plural and vice versa and words importing gender include all genders. Unless the context otherwise requires, any reference to a statute shall be deemed to include regulations made pursuant thereto, all amendments in force from time to time, and any statute or regulation that may be passed which has the effect of supplementing or superseding the statute or regulation referred to.
17.	Notices.
     Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be personally delivered or sent by facsimile transmission or other means of electronic transmission as set forth below, or to such other address, facsimile number or person as may be designated by notice.

(a)	if to the Company to:
TimberWest Forest Corp. 2300-1055 West Georgia Street Vancouver, British Columbia V6E 3P3

Attn: Chief Financial Officer Fax: (604) 654-4571

With a copy (which shall not constitute notice) to:

McCarthy Tetrault LLP Suite 1300, Pacific Centre 777 Dunsmuir Street Vancouver, British Columbia. V7Y 1K2

Attn: Richard J. Balfour Fax: (604) 622-5616
(b)	if to the Dealer Managers to:
Genuity Capital Markets 40 King Street West, Suite 4900 Toronto, ON M5H 3Y2

Attn: Barry Goldberg Fax: (416) 603-3099

and to:

BMO Nesbitt Burns Inc. Suite 1700 – 885 West Georgia Street Vancouver, British Columbia V6C 3E8

Attn: Graeme Falkowsky Fax: (604) 443-1408

and to:

Raymond James Ltd. 2200 – 925 West Georgia Street Vancouver, British Columbia V6C 3L2

Attn: Ian G. MacKay Fax: (604) 659-8398

With a copy (which shall not constitute notice) to:

Borden Ladner Gervais LP Scotia Plaza 40 King Street West Toronto, Ontario M5H 3Y4

Attn: Manoj Pundit/Paul Mingay Fax: (416) 682-2842/(416) 361-7098
Notice shall be deemed to be given on the day of actual delivery or the day of facsimile transmission or other means of electronic transmission, as the case may be, or if not a Business Day, on the next Business Day. Any party may change its address by notice to the other in the manner set out above.
18.	Miscellaneous.
(a)	This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

(b)	The representations, warranties and covenants contained in this Agreement shall survive the issuance of the Debentures by the Company.

(c)	The Company acknowledges and agrees that the Dealer Managers have certain statutory obligations as registrants under applicable Securities Laws and have fiduciary relationships with their respective clients and consents to the Dealer Managers acting hereunder while continuing to act for their respective clients. To the extent that the Dealer Managers’ statutory obligations as registrants under applicable Securities Laws or fiduciary relationships with their respective clients conflict with their respective obligations hereunder, the Dealer Managers shall be entitled to fulfill their respective statutory obligations as registrants under applicable Securities Laws and their respective duties to their respective clients.

(d)	Time shall be of the essence in this Agreement.

(e)	This Agreement may be signed in one or more counterparts, each of which once signed shall be deemed to be an original. All such counterparts together shall constitute one and the same instrument. Notwithstanding the date of execution of any counterpart, each counterpart shall be deemed to bear the effective date first written above. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

(f)	If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severable from this Agreement.

(g)	This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of the Province of British Columbia and the courts of appeal therefrom.

(h)	The parties hereby confirm their express wish that this document and all documents and agreements directly or indirectly related thereto be drawn up in English. Les parties aux présentes reconnaissent qu’à leur demande le présent document ainsi que tous les documents et conventions qui s’y rattachent directement ou indirectement sont rédigés en langue anglaise.
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     If the foregoing is acceptable to you, please signify such acceptance by executing and returning the enclosed copy of this letter to Borden Ladner Gervais LLP, counsel for the Dealer Managers.
     IN WITNESS HEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT.

TIMBERWEST FOREST CORP.
By:	“Beverlee F. Park” signed
	Name:	Beverlee F. Park
	Title:	Executive Vice-President and Chief Financial Officer

GENUITY CAPITAL MARKETS
By:	“Barry Goldberg” signed
	Name:	Barry Goldberg
	Title:	Principal

BMO NESBITT BURNS INC.
By:	“Graeme Falkowsky” signed
	Name:	Graeme Falkowsky
	Title:	Executive Managing Director

RAYMOND JAMES LTD.
By:	“Ian G. MacKay” signed
	Name:	Ian G. MacKay
	Title:	Managing Director

Schedule “A”
ELIGIBLE U.S. INSTITUTIONS

California	Any broker-dealer, bank, savings and loan association, trust company, insurance company, investment company registered under the Investment Company Act of 1940, pension or profit-sharing trust (other than a pension or profit-sharing trust of the issuer, a self-employed individual retirement plan or individual retirement account), or such other institutional investor or governmental agency or instrumentality designated by rule of the Commissioner of Corporations, whether the purchaser is acting for itself or as trustee, provided that any seller who is not registered as a broker-dealer in California shall have no place of business in California, shall be registered as a broker-dealer under the Securities Exchange Act of 1934, shall not previously have had any certificate denied or revoked under any California securities statute and shall not direct offers to sell or buy into California in any manner to persons other than those described above. Furthermore, sales may not be made by either registered or non-registered broker-dealers in California to such institutional investors unless the purchaser represents that it is purchasing for its own account (or such trust account) for investment and not with a view to or for sale in connection with any distribution of the security. By rule, the Commissioner has designated as an “institutional investor” the Federal Government, any agency or instrumentality of the Federal Government, any corporation wholly owned by the Federal Government, any state, any city, city and county, or county, or any agency or instrumentality of a state, city, city and county, or county, or any state university or state college, and any retirement system for the benefit of employees of any of the foregoing. Furthermore, the Commissioner has also designated as an “institutional investor”: (a) Any organization described in Section 501(c)(3) of the Internal Revenue Code, as amended December 29, 1981, which has total assets (including endowment, annuity and life income funds) of not less than $5,000,000 according to its most recent audited financial statement; (b) Any corporation which has a net worth on a consolidated basis according to its most recent audited financial statement of not less than $14,000,000, and (c) Any wholly-owned subsidiary of any institutional investor described herein.

Maryland	Any broker dealer, bank, savings and loan association, trust company, insurance company, investment company as defined in the Investment Company Act of 1940, investment adviser with assets under management of not less than $1,000,000, employee benefit plan with assets of not less than $1,000,000, government agency or instrumentality, institutional accredited investor as defined in SEC Rule 501(a)(1) (3), (7) or (8) or qualified institutional buyer.

Utah	Any broker dealer, bank, savings institution, trust company, insurance company, investment company as defined in the Investment Company Act of 1940, pension or profit sharing trust, qualified institutional buyer, or other financial institution or institutional buyer.

Schedule “B”
DEALER MANAGER FEE

		Amount Payable
	Amount Payable	following Effectiveness
Dealer Manager	on Closing Date	of Credit Amendments

Genuity Capital Markets	$375,000	$375,000

BMO Nesbitt Burns Inc.	$281,250	$281,250

Raymond James Ltd.	$281,250	$281,250

TOTAL	$937,500	$937,500

Schedule “C”
INDEMNITY
     TimberWest Forest Corp. (the “Company”) agrees to indemnify and save harmless Genuity Capital Markets (“Genuity”), BMO Nesbitt Burns Inc. (“BMONB”) and Raymond James Ltd. (“RJL”) their affiliates and their respective directors, officers, employees, partners, agents, advisors and shareholders (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatsoever nature or kind (excluding loss of profits), including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees, disbursements and taxes of their counsel (provided that the Company shall not be responsible for the fees or expenses of more than one legal firm in any single jurisdiction for all of the Indemnified Parties) in connection with any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party or in enforcing this indemnity (collectively, the “Claims”) to which an Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the Offering (as defined in the agreement to which this Schedule “C” is attached) whether performed before or after the Company’s execution of the agreement to which this Schedule “C” is attached and to reimburse each Indemnified Party forthwith, upon demand, for any legal or other expenses reasonably incurred by such Indemnified Party in connection with any Claim; except that the Company shall have no liability to any Indemnified Party for any losses, expenses, claims, actions, damages or liabilities that have been determined by a court of competent jurisdiction to have resulted from the gross negligence, dishonesty, illegal or fraudulent actions or wilful misconduct of any Indemnified Party.
     The Company also agrees that no Indemnified Party shall have any liability (either direct or indirect, in contract or tort or otherwise) to the Company or any person asserting claims on the Company’s behalf or in right for or in connection with the Offering, except to the extent that any losses, expenses, claims, actions, damages or liabilities incurred by the Company are determined by a court of competent jurisdiction in a final judgement that has become non-appealable to have resulted from the gross negligence, dishonesty, illegal or fraudulent actions or wilful misconduct of such Indemnified Party.
     In the event and to the extent that a court of competent jurisdiction in a final judgement that has become non-appealable determines that an Indemnified Party was negligent, dishonest, acted illegally, committed any fraudulent act or guilty of wilful misconduct in connection with a Claim in respect of which the Company has advanced funds to the Indemnified Party pursuant to this indemnity, such Indemnified Party shall reimburse such funds to the Company and thereafter this indemnity shall not apply to such Indemnified Party in respect of such Claim.
     In case any action, suit, proceeding or claim is brought against an Indemnified Party or an Indemnified Party has received notice of the commencement of any investigation in respect of which indemnity may be sought against the Company, the Indemnified Party will give the Company prompt written notice of any such action, suit, proceeding, claim or investigation of which the Indemnified Party has knowledge and throughout the course thereof, will provide copies of all relevant documentation to the Company and the Company will undertake the investigation and defence thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Parties affected and the payment of all expenses. The omission by an Indemnified Party to promptly notify the Company shall not relieve the Company of any liability which the Company may have to an Indemnified Party except only to the extent that any such delay in giving or failure to give notice as herein required materially prejudices the defence of such Claim or results in any material increase in the liability under this indemnity which the Company would otherwise have incurred had the Indemnified Party not so delayed in giving, or failed to give, the notice required hereunder.
     No admission of liability and no settlement, compromise or termination of any action, suit, proceeding, claim, or investigation shall be made without the consent of the Indemnified Party affected, unless such settlement includes an unconditional release of each Indemnified Party from any liabilities arising out of such Claim without any admission of negligence, misconduct, liability or responsibility by any Indemnified Party, and without the Company’s consent, such consents not to be unreasonably withheld. Notwithstanding that the Company will undertake the investigation and defence of any Claim, an Indemnified Party will have the right to employ separate counsel with respect to any Claim and participate in the defence thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:
(a)	employment of such counsel has been authorized in writing by the Company;

(b)	the Company has not assumed the defence of the action within a reasonable period of time after receiving notice of the claim;

(c)	the named parties to any such claim include both the Company and the Indemnified Party and the Indemnified Party shall have been advised by counsel to the Indemnified Party that there may be a conflict of interest between the Company and the Indemnified Party; or

(d)	there are one or more defences available to the Indemnified Party which are different from or in addition to those available to the Company, in which case such fees and expenses of such counsel to the Indemnified Party will be for the Company’s account. The rights accorded to the Indemnified Parties hereunder shall be in addition to any rights an Indemnified Party may have at common law or otherwise.
     If for any reason the foregoing indemnification is unavailable (other than in accordance with the terms hereof) to the Indemnified Parties (or any of them) or is insufficient to hold them harmless, the Company will contribute to the amount paid or payable by the Indemnified Parties as a result of such Claims in such proportion as is appropriate to reflect not only the relative benefits received by the Company or the Company’s shareholders on the one hand and the Indemnified Parties on the other, but also the relative fault of the parties and other equitable considerations which may be relevant. Notwithstanding the foregoing, the Company will in any event contribute to the amount paid or payable by the Indemnified Parties as a result of such Claim any amount in excess of the fees actually received by the Indemnified Parties hereunder.
     The Company hereby constitutes Genuity, BMONB and RJL as trustees for each of the other Indemnified Parties of the Company’s covenants under this indemnity with respect to such persons and Genuity, BMONB and RJL agree to accept such trust and to hold and enforce such covenants on behalf of such persons.